Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Hill International, Inc. on Form S-8 (Nos. 333-137512, 333-141814, 333-152145, 333-155332, 333-160101, 333-174737, 333-182282, 333-189547, 333-196834 and 333-228198) of our reports dated March 29, 2019, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, and the effectiveness of Hill International, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2018, which reports are included in this Annual Report on Form 10-K. Our report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, expresses an adverse opinion because of material weaknesses.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 29, 2019